EXHIBIT 11
                       TOSCO CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF PER SHARE DATA
             In Thousands of Dollars Except Share and Per Share Data

                                                 Three Months Ended March 31,
                                                    1996               1995
                                                  ----------       ----------
Net income (loss)                                 $  23,966        $ (4,273)
Weighed average number of shares
  outstanding during the period                      37,106          37,050
Stock option equivalents                                824
                                                  ---------        --------
Shares used for computation of primary
  earnings per share                                 37,930          37,050
Additional stock option equivalents                     126
                                                  ---------        --------
Shares and equivalents used for computation of
  fully diluted earnings per share                   38,056          37,050
                                                  =========        ========
Earnings (loss) per share:

  Primary                                         $    0.63        $  (0.12)
                                                  =========        ========

  Fully diluted                                   $    0.63        $  (0.12)
                                                  =========        ========
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